Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Myriad Genetics, Inc.

We consent to the use of our report dated September 6, 2006, with respect to the consolidated balance sheet of Myriad Genetics, Inc. and subsidiaries as of June 30, 2006, and the related consolidated statements of operations, stockholders’ equity and comprehensive loss, and cash flows for each of the years in the two-year period ended June 30, 2006, and the related financial statement schedule as of June 30, 2006, incorporated herein by reference.

/s/ KPMG LLP

Salt Lake City, Utah
May 9, 2008